Exhibit 99.1

FOR IMMEDIATE RELEASE

JULY 20, 2016

Investors Contact: Kate Walsh, Vice President of Investor Relations, 214-721-9696, kate.walsh@enlink.com

Media Contact: Jill McMillan, Vice President of Public Relations, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Declares Quarterly Distributions for Second Quarter 2016

DALLAS, July 20, 2016 — The EnLink Midstream companies today announced quarterly distributions for EnLink Midstream Partners, LP (NYSE: ENLK) (the Master Limited Partnership) and EnLink Midstream, LLC (NYSE: ENLC) (the General Partner) for the second quarter of 2016:

•                  The quarterly distribution on the Master Limited Partnership’s common units will be $0.39 per common unit, which represents a flat distribution compared to the first quarter of 2016 and a year-over-year increase of approximately one percent compared to the second quarter of 2015. The distribution is payable on August 11 to unitholders of record on August 1.

•                  The quarterly distribution on the General Partner’s common units will be $0.255 per common unit, which represents a flat distribution compared to the first quarter of 2016 and a year-over-year increase of approximately two percent compared to the second quarter of 2015. The distribution is payable on August 12 to unitholders of record on August 1.

About the EnLink Midstream Companies

EnLink Midstream is a leading, integrated midstream company with a diverse geographic footprint and a strong financial foundation, delivering tailored customer solutions for sustainable growth. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership entity.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, STACK, SCOOP, C-NOW, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale, and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 10,000 miles of gathering and transportation pipelines, 19 processing plants with approximately 3.9 billion cubic feet per day of processing capacity, seven fractionators with approximately 284,000 barrels per day of fractionation capacity, as well as barge and rail terminals, product storage facilities, purchase and marketing capabilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

Additional information about the EnLink companies can be found at www.EnLink.com.

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